Exhibit 34.1

Report of Independent Registered Public Accounting Firm

The Board of Directors
First Horizon Home Loan Corporation:

We have examined management’s assessment, included in the accompanying Report on Assessment of Compliance with Regulation AB Servicing Criteria - First Horizon Asset Securities Inc. 1st Lien Mortgage Securitizations, that First Horizon Home Loan Corporation, including its wholly owned subsidiary, First Tennessee Mortgage Services Inc. (collectively, the Asserting Party), have complied with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission’s (SEC) Regulation AB for all mortgage loans sold on a servicing-retained basis during 2006 and mortgage loans held as of December 31, 2006 for which servicing commenced in 2006, in all cases excluding mortgage loans sold to Federal National Mortgage Association, Federal Home Loan Mortgage Corporation, and Government National Mortgage Association, and non-prime loans (the Platform), except for servicing criteria 1122(d)(1)(iii), 1122(d)(4)(i), 1122(d)(4)(ii), and 1122(d)(4)(xv), which the Asserting Party has determined are either not applicable to the activities it performs or are activities only performed by asserting subcontractors with respect to the Platform, as of and for the year ended December 31, 2006. Management is responsible for the Asserting Party’s compliance with those servicing criteria. Our responsibility is to express an opinion on management’s assessment about the Asserting Party’s compliance based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Asserting Party’s compliance with the servicing criteria specified above and performing such other procedures as we considered necessary in the circumstances. Our examination included testing of less than all of the individual asset-backed transactions and securities that comprise the Platform, testing of less than all of the servicing activities related to the Platform, and determining whether the Asserting Party processed those selected transactions and performed those selected activities in compliance with the servicing criteria. Furthermore, our procedures were limited to the selected transactions and servicing activities performed by the Asserting Party during the period covered by this report. Our procedures were not designed to determine whether errors may have occurred either prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Asserting Party during the period covered by this report for the selected transactions or any other transactions. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Asserting Party’s compliance with the servicing criteria.

As described in the accompanying Report on Assessment of Compliance with Regulation AB Servicing Criteria - First Horizon Asset Securities Inc. 1st Lien Mortgage Securitizations, for servicing criteria 1122(d)(2)(vi), 1122(d)(2)(vii)(A), 1122(d)(2)(vii)(B), 1122(d)(2)(vii)(D), 1122(d)(4)(xi), and 1122(d)(4)(xiii), the Asserting Party has engaged various vendors to perform the activities required by these servicing criteria. The Asserting Party has determined that these vendors are not considered a “servicer”, as defined in Item 1101(j) of Regulation AB, and the Asserting Party has elected to take responsibility for assessing compliance with the servicing criteria applicable to each vendor as permitted by Interpretation 17.06 of the SEC Division of Corporation Finance Manual of Publicly Available Telephone Interpretations (Interpretation 17.06). As permitted by Interpretation 17.06, the Asserting Party has asserted that it has policies and procedures in place designed to provide reasonable assurance that the vendors’ activities comply in all material respects with the servicing criteria applicable to each vendor. The Asserting Party is solely responsible for determining that it meets the SEC requirements to apply Interpretation 17.06 for the vendors and related criteria as described in its assertion, and we performed no procedures with respect to the Asserting Party’s eligibility to apply Interpretation 17.06.

In our opinion, management’s assessment that the Asserting Party complied with the aforementioned servicing criteria, including servicing criteria 1122(d)(2)(vi), 1122(d)(2)(vii)(A), 1122(d(2)(vii)(B), 1122(d)(2)(vii)(D), 1122(d)(4)(xi), and 1122(d)(4)(xiii) for which compliance is determined based on Interpretation 17.06 as described above, as of and for the year ended December 31, 2006 is fairly stated in all material respects.

/s/ KPMG LLP

Dallas, Texas
March 26, 2007